[LILLY LOGO]

                             Lilly Industries, Inc.
                                  [letterhead]

Subject: Lilly Industries, Inc. Completes Sale of              November 10, 1997
$100 Million Senior Unsecured Notes and
Closing of New $175 Million Unsecured
Bank Revolving Credit Facility
Press Contact: John C. Elbin, Vice President and CFO
(3317) 687-6703


                              FOR IMMEDIATE RELEASE

                  LILLY INDUSTRIES, INC. COMPLETES OFFERING OF
                 $100 MILLION SENIOR UNSECURED NOTES AND CLOSES
                         NEW $175 MILLION UNSECURED BANK
                            REVOLVING CREDIT FACILITY


Indianapolis, Indiana--Lilly Industries, Inc. ("Lilly" - NYSE: LI) announced today that it has completed the sale of $100 million 7 3/4% ten-year Senior Unsecured Notes due December 1, 2007. The Notes were sold at 99.2% of their principal amount to yield 7.87%.

Lilly also announced the closing of a new five year $175 million unsecured bank revolving credit facility. Net proceeds from the Senior Notes offering, together with borrowings under the new bank revolving credit facility, were used to repay all outstanding debt, which was incurred under Lilly's prior $300 million secured bank revolving and term credit agreement.

The Senior Note offering was made as a private placement with registration rights pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Senior Notes will not be registered under the Securities Act upon initial issuance and may not be sold in the United States absent registration or an exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Lilly ranks among the largest North American manufacturers of industrial coatings and speciality chemical products. Founded in 1865 in Indianapolis, Lilly supplies customers worldwide from plants and sales offices in the United States, Canada, Taiwan, the United Kingdom, Germany, Malaysia, China, Ireland and Singapore.


Released at 11:00 AM Eastern Standard Time.